FOR IMMEDIATE RELEASE	NEWS
March 8, 2018	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS 2017 NET INCOME OF $4.2 MILLION, OR $0.07 PER SHARE; PROVIDES 2018 PRODUCTION OUTLOOK

COLORADO SPRINGS – March 8, 2018 – Gold Resource Corporation (NYSE American: GORO) (the “Company” or “GRC”) today announced a seventh consecutive year of profitability, reporting net income of $4.2 million or $0.07 per share. Included in the financial results is a $7.3 million, or $0.13 per share, non-cash income tax expense related to the recently enacted Tax Cuts and Jobs Act.  Cash increased by $8.2 million to $22.4 million at year-end.  The Company also confirmed its previously announced 2017 annual mill production of 28,117 gold ounces and 1,773,263 silver ounces for 52,050 precious metal gold equivalent ounces. The Company announced its 2018 precious metal Outlook targeting 27,000 ounces gold and 1,700,000 ounces silver plus or minus 10 percent.  Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company has returned $110 million to its shareholders in monthly dividends since commercial production commenced July 1, 2010, and offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2017 ANNUAL HIGHLIGHTS

•	7th consecutive year of profitability
•	7th consecutive year of organic growth
•	$4.2 million net income, or $0.07 per share
•	$75 total cash cost per precious metal gold equivalent ounce sold
•	$590 all-in sustaining cash cost per ounce (“AISC”)
•	Cash increase of $8.2 million to $22.4 million
•	$110 million net sales
•	Achieved annual targets producing 28,117 gold ounces and 1,773,263 silver ounces
•	52,050 precious metal gold equivalent ounces produced (74.1:1 realized silver-to-gold ratio)
•	47,224 precious metal gold equivalent ounces sold
•	1,141 tonnes copper, 5,365 tonnes lead and 16,301 tonnes zinc produced
•	$3.8 million physical gold and silver bullion treasury
•	$1.1 million annual dividends paid, or $0.02 per share
•	$110 million total dividends paid over 89 consecutive monthly distributions
•	Acquired 5,300-acre East Camp Douglas property, Mineral County, Nevada
•	Expanded Isabella Pearl Project to over 9,000 acres by acquiring additional 153 mining claims
•	Acquired long lead-time capital equipment for Isabella Pearl Project, including crusher, radial stackers and conveyors, and commissioned “ADR” plant construction
•	Extended strike length of Switchback vein system by 325 meters to 625 meters
•	Completed full year of mine development at Switchback prior to initiating bulk tonnage mining
•	2017 Proven & Probable Reserve tonnes increased by 32%

2017 Project Overview

“I am pleased that Gold Resource Corporation delivered our seventh consecutive year of profitability,” stated Gold Resource Corporation CEO and President, Mr. Jason Reid. “During 2017, our Company posted annual net income of $4.2 million or $0.07 per share.  That number factors in the $7.3 million in non-cash new tax law adjustments that lowered our earnings by $0.13 per share.  We also returned $1.1 million back to our shareholders through dividends and added $8.2 million to our bank accounts, all while continuing to invest in the Company’s future growth in both Mexico and Nevada. We once again accomplished all of these highlights without diluting shareholders through equity sales and without going into long-term debt.”

For the year ended December 31, 2017, the Company sold 47,224 precious metal gold equivalent ounces at a total cash cost of $75 per gold equivalent ounce. Realized 2017 average sales prices were $1,267 per ounce gold and $17.10 per ounce silver. The Company recorded revenues of $110.2 million, mine gross profit of $42.1 million, and net income of $4.2 million, or $0.07 per share. Base metal production generated $57.6 million in revenue for 2017.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

The following Production and Sales Statistics table summarizes certain information about our mining operations for the three and twelve months ended December 31, 2017 and 2016:

Production and Sales Statistics
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Milled
Tonnes Milled (1)	119,379	118,798	449,177	450,221
Tonnes Milled per Day (2)	1,357	1,373	1,301	1,295
Grade
Average Gold Grade (g/t)	2.83	1.53	2.29	2.13
Average Silver Grade (g/t)	157	121	134	139
Average Copper Grade (%)	0.39	0.26	0.34	0.29
Average Lead Grade (%)	2.03	1.28	1.60	1.21
Average Zinc Grade (%)	4.95	3.98	4.39	3.78
Recoveries
Average Gold Recovery (%)	85	87	85	89
Average Silver Recovery (%)	92	91	92	92
Average Copper Recovery (%)	72	82	75	78
Average Lead Recovery (%)	73	79	75	74
Average Zinc Recovery (%)	82	84	83	84
Mill production (before payable metal deductions) (3)
Gold (ozs.)	9,209	5,088	28,117	27,628
Silver (ozs.)	555,550	419,683	1,773,263	1,857,658
Copper (tonnes)	337	258	1,141	1,035
Lead (tonnes)	1,782	1,202	5,365	4,049
Zinc (tonnes)	4,854	3,996	16,301	14,302
Payable metal sold
Gold (ozs.)	7,700	4,330	25,221	25,426
Silver (ozs.)	508,133	366,667	1,630,003	1,704,336
Copper (tonnes)	297	224	1,066	964
Lead (tonnes)	1,633	1,168	4,932	3,797
Zinc (tonnes)	3,607	3,313	13,059	11,816
Average metal prices realized (4)
Gold ($ per oz.)	1,279	1,184	1,267	1,256
Silver ($ per oz.)	16.60	16.17	17.10	17.18
Copper ($ per tonne)	7,164	5,499	6,354	4,792
Lead ($ per tonne)	2,531	2,224	2,371	1,936
Zinc ($ per tonne)	3,524	2,640	2,993	2,188
Precious metal gold equivalent ounces produced (mill production) (3)
Gold Ounces	9,209	5,088	28,117	27,628
Gold Equivalent Ounces from Silver	7,210	5,730	23,933	25,395
Total Precious Metal Gold Equivalent Ounces	16,419	10,818	52,050	53,023
Precious metal gold equivalent ounces sold
Gold Ounces	7,700	4,330	25,221	25,426
Gold Equivalent Ounces from Silver	6,594	5,006	22,003	23,299
Total Precious Metal Gold Equivalent Ounces	14,294	9,336	47,224	48,725
Total cash cost before by-product credits per precious metal gold equivalent ounce sold (5)	$1,157	$2,045	$1,294	$1,325
Total cash (credit) cost after by-product credits per precious metal gold equivalent ounce sold (5)	$(170)	$698	$75	$548
Total all-in sustaining cost per precious metal gold equivalent ounce sold (5)	$253	$918	$590	$845
Total all-in cost per precious metal gold equivalent ounce sold (5)	$270	$1,143	$617	$964

(1)

For the fourth quarter of 2017 and 2016 and the year ended December 31, 2017 and 2016, this includes nil, 17,605, 42,079 and 56,369 tonnes, respectively, of low-grade stockpile open pit ore. In addition, includes 3,019 and 6,350 tonnes of Mirador ore for the fourth quarter and year ended December 31, 2017, respectively.

(2)	Based on actual days the Aguila processing facility operated during the period.
(3)

Mill production represents metal contained in concentrates produced at the Aguila processing facility, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our Aguila processing facility which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(4)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(5)	For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures in the Company’s most recently filed 10-K.

2018 Production Outlook

The Company is targeting 2018 annual production (with ranges based on plus or minus 10%) of 27,000 ounces gold and 1,700,000 ounces silver.  The target range was estimated based on the Company’s 2018 mine plan, capital projects targeted for the year, the area of the deposit scheduled to be mined and estimated grade fluctuations.

In 2018, the Company remains focused on mining tonnes based on net smelter return (“NSR”) values per tonne of all metals to maximize cash flow. The Company will continue to focus on its overall margin from both precious and base metal production. Base metal production results in lower production costs per tonne and per ounce when used as a credit against production costs. The Company targets sufficient precious and base metal production in 2018 to support its plans for capital expenditures, exploration, dividends, taxes and future growth.

Year-End 2017 Oaxaca Mining Unit Proven & Probable Reserve Update

The Company recently updated its 2017 Oaxaca Mining Unit Proven and Probable (“P&P”) Reserve Report as of December 31, 2017 in which it not only replaced the tonnes mined during 2017, but increased reserve tonnage by 32% to 2,501,100 tonnes grading 1.77 grams per tonne (“g/t”) gold and 136 g/t silver.

Mine life based on P&P at the Company’s Oaxaca Mining Unit has been increased from approximately three and one-half years to more than four and one-half years, assuming production at maximum throughput.  Not included in the four and one-half year mine life calculation based on P&P is the report’s 1.8 million tonnes of mineralized material, of which the Company targets to convert into proven and probable reserves over time and with further delineation drilling.  For additional details on the updated reserve report, please view the P&P press release dated March 8, 2018. The updated full reserve report will be available on the Company’s website in the near future.  Third party Proven and Probable gold ounces from the Company’s Isabella Pearl development Project in Nevada, U.S.A. are not included in this December 31, 2017 reserve report.

Project Update

During 2017, the Arista Mine accounted for approximately 90% of production tonnage, with 55% coming from the Arista vein system and 35% from development ore from the Switchback vein system.  The Aguila open pit supplied 8% of production tonnage, with the remaining 2% provided by the Mirador Mine.  In 2017, the Company averaged 1,301 tonnes per day milled or 449,177 tonnes for the year. The nominal design capacity at the Aguila mill’s flotation circuit is 1,500 tonnes per day.

The Company successfully completed one full year of mine development during 2017 at the Arista Mine’s Switchback vein system before initiating bulk tonnage mining methods.  Multiple stopes between levels 23 and 27 were prepared during 2017, with the first Switchback vein system stope coming online in February 2018.  Development continues at the Switchback vein system, including the preparation of additional stopes, the installation of ventilation, construction of exploration drill pads, and the addition of water pumping stations.

The Arista vein system infill and step-out drilling continue to expand the mineralized horizon at the Arista deposit, with continued plans to drill vein extensions along strike, at depth and parallel to the deposit.

Steady progress has been made in development and mining operations at the Company’s Alta Gracia Project, located 15 kilometers north west of the Aguila Project.  The Company is initially targeting approximately 150 tonnes per day from the high-grade Mirador mine.  In addition, a second historic portal near the Mirador Mine has been refurbished to access the Pitayo high-grade silver vein, which is expected to add additional working faces for mining operations at the Alta

Gracia Project.  Ore from Alta Gracia is trucked and processed through the Company’s agitated leach circuit at the Aguila Project.

The Company’s Nevada Mining Unit acquired 100% interest in the 5,300-acre East Camp Douglas property located in Mineral County, Nevada, U.S.A. in January 2017.  The East Camp Douglas property was purchased because of its multi-gram high-grade gold drill intercepts and surface samples and its potential for open pit heap leach operations.  The Company also purchased 153 additional mining claims contiguous to its Isabella Pearl Project, increasing the size of the Project to more than 9,000 acres.

In anticipation of receiving the final mine permit for the Isabella Pearl Project, the Company acquired long lead-time equipment in 2017 including a new crushing plant as well as new radial stacking and conveying equipment.  The Company also placed an order of an “ADR” (absorption desorption, regeneration) plant, which is over 80% complete and expected to be delivered in mid-2018.  The Company targets first Nevada gold production from Isabella Pearl at the earliest possible point in time subject to receiving a final mine permit, funding and construction timing.

Exploration Program

The highlight of 2017’s Oaxaca Mining Unit’s exploration program was the continued expansion and delineation of the Arista Mine’s Switchback vein system.  Infill drilling at the Switchback vein system was successful in upgrading a significant portion of mineralized material into the Proven and Probable category.  Step-out drilling at Switchback was also successful in significantly expanding the vein system along strike as well.

The main Oaxaca Mining Unit exploration focus for 2018 continues to be the extensions of the Arista Mine’s Arista and Switchback vein systems, both polymetallic epithermal vein systems which remain open along strike and at depth.  Exploration drilling at the Alta Gracia Project is being conducted in and around the Mirador Mine.  The Company has budgeted approximately $4.2 million for exploration at its Oaxaca Mining Unit for 2018.

In 2017, the Company completed successful drill programs at its Nevada Mining Unit’s Gold Mesa and Mina Gold properties.  High-grade gold was intercepted at or near surface in multiple drill holes at both properties, and the Company plans additional drill programs in 2018 with a goal of expanding known mineralization.  The Company anticipates spending approximately $2.0 million on exploration in Nevada during 2018.

Dividends

The Company maintained its instituted $0.02 per share annual dividend during the 2017 year, with dividends being distributed on a monthly basis.  Total dividend distributions for 2017 totaled $1.1 million, or $0.02 per share.  The Company has now distributed more than $110 million in dividends back to shareholders since July 2010.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer and explorer with operations in Oaxaca, Mexico and Nevada, USA.  The Company targets low capital expenditure projects with potential for generating high returns on capital.  The Company has 57,107,884 shares outstanding, zero warrants and has returned $110 million back to its shareholders since commercial production commenced July 1, 2010.  Gold Resource Corporation offers its shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan,” “target,” "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold

Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes Gold Resource Corporation’s financial condition at December 31, 2017 and 2016, its results of operations including the years ended December 31, 2017, 2016 and 2015, and its cash flows for the years ended December 31, 2017, 2016 and 2015. The summary data for the years ended December 31, 2017 and 2016 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2017, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per precious metal gold equivalent per ounce, total all-in sustaining cost per precious metal gold equivalent per ounce and total all-in cost per precious metal gold equivalent per ounce contained in this press release are non-GAAP financial measures. Please see "Management's Discussion and Analysis and Results of Operations" contained in the Company’s most recent Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$22,390	$14,166
Gold and silver rounds/bullion	3,812	3,307
Accounts receivable	2,884	630
Inventories, net	11,636	8,946
Income tax receivable, net	-	626
Prepaid expenses and other current assets	1,767	1,587
Total current assets	42,489	29,262
Property, plant and mine development, net	82,599	70,059
Deferred tax assets, net	6,854	17,580
Other non-current assets	981	1,542
Total assets	$132,923	$118,443
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,904	$5,383
Loan payable, current	568	-
Capital lease, current	382	-
Income taxes payable	1,944	-
Mining royalty taxes payable	2,359	2,033
Accrued expenses and other current liabilities	2,851	1,526
Total current liabilities	15,008	8,942
Reclamation and remediation liabilities	2,946	2,425
Loan payable, long-term	1,645	-
Capital lease, long-term	1,218	-
Total liabilities	20,817	11,367
Shareholders' equity:
Common stock - $0.001 par value, 100,000,000 shares authorized:
56,916,484 and 56,566,874 shares outstanding at December 31, 2017 and 2016, respectively	57	57
Additional paid-in capital	114,584	112,034
Retained earnings	4,520	2,040
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	112,106	107,076
Total liabilities and shareholders' equity	$132,923	$118,443

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2017, 2016 and 2015

 (U.S. dollars in thousands, except share and per share amounts)

	2017	2016	2015
Sales, net	$110,156	$83,227	$92,701
Mine cost of sales:
Production costs	53,436	48,460	54,362
Depreciation and amortization	14,554	12,169	7,974
Reclamation and remediation	51	165	42
Total mine cost of sales	68,041	60,794	62,378
Mine gross profit	42,115	22,433	30,323
Costs and expenses:
General and administrative expenses	8,122	9,533	10,254
Exploration expenses	4,349	4,314	7,150
Other expense (income), net	1,166	(560)	2,466
Total costs and expenses	13,637	13,287	19,870
Income before income taxes	28,478	9,146	10,453
Provision for income taxes	24,328	4,759	7,391
Net income	$4,150	$4,387	$3,062
Net income per common share:
Basic and diluted	$0.07	$0.08	$0.06
Weighted average shares outstanding:
Basic	56,854,670	55,140,237	54,186,547
Diluted	57,594,993	55,725,206	54,259,312

GOLD RESOURCE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017, 2016 and 2015

(U.S. dollars in thousands)

	Year ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income	$4,150	$4,387	$3,062
Adjustments to reconcile net income to net cash from operating activities:
Deferred income taxes	14,991	(1,555)	5,133
Depreciation and amortization	14,998	12,588	9,097
Stock-based compensation	1,192	1,240	3,472
Other operating adjustments	1,285	298	2,874
Changes in operating assets and liabilities:
Accounts receivable	(2,254)	(309)	1,095
Inventories	(2,797)	(738)	(430)
Prepaid expenses and other current assets	(448)	793	233
Accounts payable and other accrued liabilities	1,636	(3,579)	3,357
Mining royalty and income taxes payable/receivable	2,887	4,695	(7,721)
Other noncurrent assets	(7)	79	(2)
Net cash provided by operating activities	35,633	17,899	20,170

Cash flows from investing activities:
Capital expenditures	(25,432)	(15,140)	(26,685)
Proceeds from the sale of equity investments	-	749	-
Other investing activities	(257)	(302)	(55)
Net cash used in investing activities	(25,689)	(14,693)	(26,740)

Cash flows from financing activities:
Proceeds from the exercise of stock options	-	391	-
Dividends paid	(1,137)	(1,670)	(6,502)
Repayment of loan payable	(184)	-	-
Repayment of capital leases	(73)	(606)	(1,501)
Net cash used in financing activities	(1,394)	(1,885)	(8,003)

Effect of exchange rate changes on cash and cash equivalents	(326)	23	(146)
Net increase (decrease) in cash and cash equivalents	8,224	1,344	(14,719)
Cash and cash equivalents at beginning of period	14,166	12,822	27,541
Cash and cash equivalents at end of period	$22,390	$14,166	$12,822

Supplemental Cash Flow Information
Interest expense paid	$65	$13	$78
Income and mining taxes paid	$3,102	$256	$9,514
Non-cash investing activities:
Increase (decrease) in accrued capital expenditures	$1,041	$(2,868)	$1,358
Equipment purchased through loan payable	$2,397	$-	$-
Equipment purchased under capital leases	$1,686	$300	$-
Common stock issued for the acquisition of mineral rights	$1,300	$13,910	$-